                                                            EXHIBIT 23



Consent of Independent Auditors



The Board of Directors and Stockholders
inTEST Corporation


We consent to the incorporation by reference in the registration statement (No. 333-44059) on Form S-8 of inTEST Corporation of our report dated February 23, 2000, relating to the consolidated balance sheets of inTEST Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of earnings, comprehensive earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, and the related consolidated financial statement schedule, which report appears in the December 31, 1999 annual report on Form 10-K of inTEST Corporation.

KPMG LLP
Philadelphia, Pennsylvania
March 29, 2000